July 1, 2006

Huron Holdings, Inc.
18301 Von Karman, Suite 250
Irvine, CA 92612
Attn: Robert Wonnacott, Director

Dear Mr. Wonnacott:

This letter agreement confirms the engagement of Monarch Bay Capital Group, L.L.C. (“MBCG”) by Huron Holdings, Inc. (“Huron”) as consultants to assist in the definition and execution of a corporate development strategy and to provide chief financial officer and accounting services for Huron.

1. Services.

(a) MBCG will perform the consulting services described in Exhibit A hereto (the “Services”). MBCG will devote such time and effort as is it deems necessary to provide the Services. Huron will provide MBCG with all information concerning Huron which MBCG reasonably deems appropriate in connection with its engagement and will provide MBCG with access to Huron’s officers, directors and advisors. To Huron’s knowledge, all such information will be true and accurate in all material respects and will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein not misleading in light of the circumstances under which such statements are made. Huron acknowledges that MBCG will be using and relying upon the accuracy and completeness of publicly available information and the information supplied by the Company and its officers in connection with its engagement without independent verification.

(b) MBCG will keep confidential and not disclose or permit its employees or representatives to disclose confidential information received from Huron (other than to MBCG employees or agents involved in the performance of services hereunder or otherwise on a need-to-know basis), except as contemplated in this letter agreement, as otherwise may be authorized by Huron, or as may be required by law. For purposes of this letter agreement, “confidential information” means information provided by Huron to MBCG that is not otherwise available to MBCG from sources outside of Huron, and any such information shall cease to be confidential information when it becomes generally available, or comes to MBCG’s attention, through other sources that do not, to MBCG’s knowledge at the time, involve a violation of this or any similar agreement.

2. Fees. For each month during the term of this letter agreement, commencing July 1, 2006, Huron will pay to MBCG a fee (the “Monthly Fee) equal to $20,000 payable in cash. The Monthly Fee payable in cash for each month will be due and payable on the first business day of such month and is non-refundable.

3. Expenses. In addition to the compensation described in Section 2 above, Huron will reimburse MBCG for all reasonable out-of-pocket expenses incurred in connection with the performance of the Services upon presentation of supporting documentation (including, but not limited to, travel and entertainment expense incurred in accordance with Huron policies and reasonable fees and expenses of consultants or legal counsel retained by MBCG), provided that such expenses are pre-approved by Huron. Such reimbursement will be due and payable within five days after Huron’s receipt of MBCG’s invoice for same.

4. Indemnity; Limitation of Liability.

(a) Huron will indemnify and hold harmless MBCG against any and all losses, claims, damages, obligations, penalties, judgments, awards, liabilities, costs, expenses and disbursements (and any and all actions, suits, proceedings and investigations in respect thereof and any and all legal and other costs, expenses and disbursements in giving testimony or furnishing documents in response to a subpoena or otherwise), including, without limitation, the costs, expenses and disbursements, reasonably incurred, as and when incurred, of investigating, preparing or defending any such action, suit, proceeding or investigation (whether or not in connection with litigation in which MBCG is a party), directly or indirectly, caused by, relating to, based upon, arising out of, or in connection with this letter agreement or MBCG’s performance hereunder, except to the extent primarily caused by the gross negligence or willful misconduct of MBCG.

(b) The indemnification provisions shall be in addition to any liability which Huron may otherwise have to MBCG or the persons indemnified below in this sentence and shall extend to the following: MBCG, its affiliated entities, members, employees, legal counsel, agents and controlling persons (within the meaning of the federal securities laws), and the officers, directors, employees, legal counsel, agents and controlling persons of any of them. All references to MBCG in this Section 4 shall be understood to include any and all of the foregoing.

(c) MBCG shall not have any liability (whether direct or indirect, in contract or tort or otherwise) to Huron for or in connection with this letter agreement or MBCG’s performance hereunder, except to the extent that any such liability is found in a final judgment by a court of competent jurisdiction (not subject to further appeal) to have resulted primarily from MBCG’s gross negligence or willful misconduct. In no case shall MBCG’s liability (whether direct or indirect, in contract or tort or otherwise) to Huron for or in connection with this letter agreement or MBCG’s performance hereunder exceed the aggregate fees paid by Huron to MBCG hereunder.

5. Term of Engagement. The initial term of this letter agreement shall be from the date hereof through December 31, 2007 (the “Initial Term”). After the Initial Term, the term of this letter agreement will automatically be extended for an additional successive twelve-month periods unless either party provides written notice to the other party of its intent not to so extend the term at least 30 days before the expiration of the then current term. Upon termination or expiration of this letter agreement, neither party will have any liability or continuing obligation to the other, except that: (a) Huron will remain liable for any Monthly Fees and out-of-pocket expenses incurred up to the time of termination and (b) the provisions of Sections 4, 6 and 7 will survive the termination or expiration of this letter agreement.

6. Successors and Assigns. The benefits of this letter agreement shall inure to the respective successors and assigns of the parties hereto and of the indemnified parties hereunder and their successors and assigns and representatives, and the obligations and liabilities assumed in this letter agreement by the parties hereto shall be binding upon their respective successors and assigns; provided, that the rights and obligations of either party under this Agreement may not be assigned without the prior written consent of the other party hereto and any other purported assignment shall be null and void.

7. Miscellaneous.

(a) Huron is a sophisticated business enterprise that has retained MBCG for the limited purposes set forth in this letter agreement, and the parties acknowledge and agree that their respective rights and obligations are contractual in nature. Huron recognizes that the consulting relationship is not an exclusive relationship for MBCG or any of its personnel. Each party disclaims an intention to impose fiduciary obligations on the other by virtue of the engagement contemplated by this letter agreement, and each party agrees that there is no fiduciary relationship between them.

(b) The Services do not include requiring MBCG to engage in any activities for which an investment advisor’s registration or license is required under the U.S. Investment Advisors Act of 1940, or under any other applicable federal or state law; or for which a “broker’s” or “dealer’s” registration or license is required under the U.S. Securities Exchange Act of 1934, or under any other applicable federal or state law. MBCG’s work on this engagement shall not constitute the rendering of legal advice, or the providing of legal services, to Huron. Accordingly, MBCG shall not express any legal opinions with respect to any matters affecting Huron.

(c) The validity and interpretation of this letter agreement shall be governed by the law of the State of California applicable to agreements made and to be fully performed therein. Huron and MBCG agree that if any action is instituted to enforce or interpret any provision of this letter agreement, the jurisdiction and venue shall be Orange County, California.

(d) This letter agreement constitutes the entire agreement of the parties with respect to the matters herein referred and supersedes all prior agreements and understandings, written and oral, between the parties with respect to the subject matter hereof. Neither this letter agreement nor any term hereof may be changed, waived or terminated orally, except by an instrument in writing signed by the party against which enforcement of the change, waiver or termination is sought.

Please confirm your agreement by signing and returning a copy of this letter agreement to MBCG.

Very truly yours,

Monarch Bay Capital Group, L.L.C.

By:	David Walters
President

Accepted and agreed by:

Huron Holdings, Inc.

By:	Robert Wonnacott
Director

Exhibit A
Services

Financial Justification and Modeling

•
Developing an overall financial justification and model for Huron’s overall acquisition strategy, including analysis of comparable public companies, an acquisition criteria matrix and standard deal terms.

•	Developing presentation materials with respect to Huron’s acquisition strategy for presentation to Huron’s creditors and other potential sources.
•	Developing financial justifications and models for specific acquisition opportunities pursued by Huron.

Due Diligence

•	Developing standard due diligence procedures and checklist for acquisitions.
•	Identifying and defining key due diligence issues regarding specific acquisition opportunities.
•	Coordinating due diligence activities with respect to acquisitions on behalf of Huron, drawing on Huron’s legal and accounting advisors as appropriate.

Documentation and Transaction Processing

•	Defining and analyzing process steps and key issues regarding acquisitions.
•	Developing transaction timelines and responsibility lists.
•	Assisting Huron with structuring and negotiating terms and conditions of acquisitions.
•	Assisting Huron with the preparation of acquisition term sheets and/or letters of intent, drawing on Huron’s legal and accounting advisors as appropriate.
•	Assisting Huron with the preparation of acquisition documentation, drawing on Huron’s legal and accounting advisors as appropriate.
•	Coordinating the closing process for acquisitions on behalf of Huron.

Chief Financial and Accounting Officer

•	Perform all principal accounting and financial officer duties.
•	Prepare and maintain current status with all taxes including but not limited to Federal, State, Employment, Sales and Use taxes.
•
Direct all finance, accounting and treasury functions including cash forecasting, cash management, operational budgeting, month-end closing, and ensure accuracy and compliance in accounting/financial reporting.

•	Transform finance operations through improved processes, advising on financial performance, evaluation of outsourcing options, best management practices, evaluating/appraising strategic partnerships.
•	Support fundraising activities.
•	Analyze financial and operating information for management to facilitate decision-making and provide input for corrective action, where applicable.
•	Recommend/implement improvements to ensure the integrity of the company’s financial information and systems.
•	Forecast and monitor financial information against goals and operating strategy.
•	Manage/oversee relationships with independent auditors, banks and investment banking community.
•	Handle financial negotiations with other third party relationships.
•	Prepare quarterly updates to the financial forecast.
•	Lead the financial due diligence efforts.
•	Lead the integration of accounting and finance systems for mergers.